Exhibit 3.7

SELKIRK COGEN PARTNERS, L.P.
AMENDMENT NO. 3 TO THE THIRD
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP

           This Amendment No. 3 to the THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made as of November 15, 2001, by and among the undersigned parties.

WITNESSETH:

           WHEREAS, Selkirk Cogen Partners, L.P. (the “Partnership”) was established pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware following the execution and delivery of an Agreement of Limited Partnership dated as of December 15, 1989 (the “Original Agreement”) by and among JMC Selkirk, Inc., a Delaware corporation, as general partner (“JMC”), Old State Management Corp., a Massachusetts corporation, as both general partner and limited partner (“OSM”), and Makowski Selkirk, Inc., a Delaware corporation (“MSI”), as limited partner;

           WHEREAS, the Original Agreement was amended and restated on June 15, 1990 (the “First Amended Agreement”) to admit JMCS I Investors, L.P., a Delaware limited partnership (“JMCSI”), as a general partner and Old State Selkirk Associates L.P., a Delaware limited partnership (“OSSA”), as a limited partner, and to reflect the withdrawal of OSM and MSI from the Partnership;

           WHEREAS, the First Amended Agreement was further amended and restated as of October 23, 1992 (the “Second Amended Agreement”) to provide, among other things, for the merger of Selkirk Cogen Partners II, L.P. (‘SCPII”) into the Partnership, with the Partnership as the surviving entity, pursuant to a Merger Agreement dated October 23, 1992 by and between the Partnership and SCPII;

           WHEREAS, the Second Amended Agreement was further amended and restated as of May 1, 1994 (the “Third Amended Agreement”) to reflect the withdrawal of OSSA from the Partnership and to provide, among other things, for the admission of RCM Selkirk GP, Inc. (formerly Cogen Technologies Selkirk GP, Inc., a Texas corporation as a general partner of the Partnership, for the admission of Makowski Selkirk Holdings, Inc. (“Holdings”) and RCM Selkirk, L.P. (formerly Cogen Technologies Selkirk, L.P.), a Delaware limited partnership as limited partners of the Partnership and for the conversion of a portion of the general partnership interest of JMCSI in the Partnership to a limited partnership interest; WHEREAS, the Third Amended Agreement was first amended (Amendment No. 1 to the Third Amended Agreement) (i) to reflect the withdrawal of Holdings as a Class A Limited Partner of the Partnership; (ii) to admit EI Selkirk, Inc., a Delaware corporation (the “Assignee”), as a Substituted Class A Limited Partner of the Partnership; and (iii) to make certain conforming changes to the Third Amended Agreement;

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           WHEREAS, the Third Amended Agreement was further amended (Amendment No. 2 to the Third Amended Agreement) (i) to convert all of JMCSI’s general Partnership Interest in the Partnership to a limited Partnership Interest, which interest is held by PentaGen Investors, L.P. (formerly JMCS I Investors, L.P.); (ii) to assign a portion of JMCSI’s limited Partnership Interest in the Partnership to JMC; and (iii) to consent to the consummation of these transactions;

           WHEREAS, the parties hereto desire to further amend the Third Amended Agreement (i) to reflect the name change of the Class A Limited Partner; and (ii) to make certain conforming changes to the Third Amended Agreement.

           NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT NO. 3 TO THE THIRD AMENDED AGREEMENT

           1.   Section 1(x) of the Third Amended Agreement is hereby amended by deleting such section in its entirety and inserting the following language:

“(x)   Class A Limited Partner. Aquila Selkirk, Inc., a Delaware corporation, or any Substituted Limited Partner that acquires all of the Partnership Interest held by the Class A Limited Partner(s). If there is more than one Class A Limited Partner, the Class A Limited Partner shall mean one Class A Limited Partner designated by Aquila Selkirk, Inc. (or if Aquila Selkirk, Inc. is no longer a Class A Limited Partner, then designated by the Class A Limited Partner which holds the largest Partnership Interest).”

           2.   Section 1(y) of the Third Amended Agreement is hereby amended by deleting the text of such section in its entirety and substituting therefor “[Text Intentionally Deleted]".

          3.   Section 1(aq) of the Third Amended Agreement is hereby amended by deleting the text of such section in its entirety and substituting therefor “[Text Intentionally Deleted]".

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ARTICLE II

MISCELLANEOUS

           1.    All references in the Third Amended Agreement to the Class A Limited Partner (EII) and the Class A Limited Partner shall hereby refer to the Class A Limited Partner as defined above.

           2.   Schedule VIII is hereby amended by deleting the address for EII and replacing it with:

                          Aquila Selkirk, Inc.
                          c/o Aquila East Coast Generation, Inc.
                          20 Waterview Boulevard
                          Parsippany, NJ 07054
                          Attn: Leo Rajter, Vice President

                          With a copy to:

                          Aquila, Inc.
                          1100 Walnut, Suite 3300
                          Kansas City, Missouri 64106
                          Attn: Jeffrey D. Ayers, Corporate Secretary

           3.   All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Third Amended Agreement as in effect on the day immediately preceding the day and year as first above written.

           4.   Except as amended by this Amendment all other terms and provisions of the Third Amended Agreement as in effect on the day immediately preceding the day and year first written above shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

           IN WITNESSETH WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives on the day and year first above written.

                                JMC SELKIRK, INC., as Managing General Partner

                                By: /s/ George J. Grunbeck
                                ---------------------------
                                Name:  George J. Grunbeck
                                Title: Vice President

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